Exhibit 2.1
                              Galey & Lord, Inc.
                          980 Avenue of the Americas
                          New York, New York  10018





                                        November 3, 1995



Triarc Companies, Inc.
900 Third Avenue
New York, NY 10022

Attention:  Nelson Peltz, Chairman and Chief Executive Officer

Gentlemen:

     This letter shall set forth our understanding and agreement with respect to paragraph 15 of the Letter of Intent, dated September 22, 1995 (the "LOI"), between Galey & Lord, Inc. ("Galey") and Triarc Companies, Inc. ("Triarc") relating to the proposed acquisition by Galey of the textile related business and assets of Graniteville Company, a South Carolina corporation and a wholly owned subsidiary of Triarc.

     Paragraph 15 of the LOI is hereby amended by extending the Non-Negotiation Period (as defined in paragraph 15 of the LOI) from a period of 45 days from the date of the LOI to a period of 80 days from the date of the LOI.

     Please acknowledge your agreement to the foregoing by signing and returning this letter to the undersigned.

                                        Very truly yours,

                                        GALEY & LORD, INC.



                                        By:  ARTHUR C. WIENER
                                             Name:  Arthur C. Wiener
                                             Title:  Chairman of the
                                                     Board and President


ACCEPTED AND AGREED TO:

TRIARC COMPANIES, INC.



By:  NELSON PELTZ
     Name:  Nelson Peltz
     Title:  Chairman and CEO